Exhibit 10.4

L E A S E   A G R E E M E N T

BY AND BETWEEN:

EASTPARK AT 8A

“Landlord”

- and -

LINGUAGEN CORP.

“Tenant”

PREMISES:	2005 Eastpark Boulevard
Cranbury, New Jersey 08512

DATED:    December 9, 2002

AGREEMENT, made December 9, 2002, between Eastpark at 8A, a general partnership, 1000 Eastpark Boulevard, Cranbury, New Jersey 08512, “Landlord”; and Linguagen, Corp., 215 College Road, Paramus, New Jersey 07652, “Tenant”.

W I T N E S S E T H :

WHEREAS, the Landlord intends to lease to the Tenant the suite at 2005 Eastpark Boulevard, Cranbury, New Jersey 08512 (“Building”), constituting a portion of the office/industrial park known as Eastpark at 8A (“Office Park”); and

WHEREAS, the parties hereto wish to mutually define their rights, duties, and obligations in connection with the Lease.

NOW, THEREFORE, in consideration of the promises set forth herein, the Landlord leases unto the Tenant and the Tenant rents from the Landlord the leased premises described in Paragraph 1, and the Landlord and Tenant do hereby mutually covenant and agree as follows:

1.                         LEASED PREMISES

The leased premises shall consist of 5,100 rentable square feet of office and laboratory space (“Leased Premises”) as measured from outside of exterior walls to center line of common walls, together with all existing improvements, and all easements, tenements, appurtenances, hereditaments, rights and privileges appurtenant thereto, and any and all fixtures and equipment which have been installed in the Building by the Landlord for the use of the Tenant in its occupancy of the Leased Premises. Tenant shall also have the right to use all common areas of the Office Park in a similar manner as other Office Park tenants. Tenant shall have the right of 24 hours per day, 365 days per year access to the Leased Premises, Office Park, and parking areas.

2.                         TERM OF LEASE

The term of the Lease shall be five years, to commence on the later of (a) December 1, 2002, and (b) the issuance of a C.C.O. (“Commencement Date”), and to end on the last day of the month in which occurs the fifth (5th) anniversary of the Commencement Date.

Initial: Landlord

Tenant

Lease Version Date: 11-22-02

3.                         TENANT IMPROVEMENTS

3.1   The Tenant shall accept the Leased Premises in its existing condition, subject to Landlord painting the interior walls and replacing the carpet with new commercial grade carpeting in a complementary color to the walls.

3.2   To the extent installed by Tenant, Tenant shall be responsible for the design and installation of its own phone, data, communication, fire alarm, and security systems.

3.3   All mechanical units and equipment provided as a part of the Leased Premises shall be in operating condition at the Commencement Date.

4.                         RENT

4.1   Tenant shall pay, as rent for the Leased Premises, an annual base rent per square foot of $32.00, for an aggregate annual base rent of $163,200.00 (“Base Rent”), payable monthly in the sum of $13,600.00. The annual Base Rent shall be payable in advance in equal monthly installments on the first day of each calendar month.

4.2   Tenant shall pay the following, which shall be referred to herein as “Additional Rent”;

(a)                          A fee per square foot for the Common Area Expenses (as hereafter defined) and real estate taxes; and

(b)                         Any other charges as provided in this Lease. The Base Rent and Additional Rent shall be referred to hereafter as “Rent.”

4.3   Tenant covenants to pay the Rent in lawful money of the United States which shall be legal tender for the payment of all debts, public and private, at the time of payment. Such Rent shall be paid to Landlord at its office address hereinabove set forth, or at such other place as Landlord may, from time to time, designate by notice to Tenant.

4.4   The Rent shall be payable by Tenant without any set-off or deduction of any kind or nature whatsoever and without notice or demand. The sum of all increases required to be paid as Additional Rent or Base Rent in accordance with this Lease, shall be paid to Landlord within ten (10) days following the giving of notice hereof by Landlord of such increases.

5.                         PARKING AND USE OF EXTERIOR AREA

The Tenant shall have the right to use parking spaces on a non-exclusive basis in common with other tenants of the Building. Landlord reserves the right to allocate specific parking spaces if it chooses, but at all times Tenant shall have reasonably sufficient parking available for its use. The Landlord and Tenant mutually agree that they will not block, hinder or otherwise obstruct the access driveways and parking areas so as to impede the free flow of vehicular traffic on the property. In connection with the use of the loading platforms, if any, Tenant agrees that it will not use the same so as to unreasonably interfere with the use of the access driveways and parking areas. Tenant shall not store trailers or other vehicles on any portion of the access driveways or parking areas, and may not utilize any portion of the land or Building outside of the Leased Premises for any purpose unless consented to in advance by Landlord.

6.                         USE

The Tenant covenants and agrees to use and occupy the Leased Premises only as an office and laboratory, which use is expressly subject to all applicable zoning ordinances, rules and regulations of any governmental instrumentalities, boards or bureaus having jurisdiction thereof. Tenant’s use of the Leased Premises shall not interfere with the peaceable and quiet use and enjoyment by other tenants at their respective leased premises located at the Building or in the Office Park, nor shall Tenant’s activities cause Landlord to be in default under its leases with such other tenants.

7.                         REPAIRS AND MAINTENANCE

7.1   Tenant shall generally maintain and repair the Leased Premises, in a good and workmanlike manner, and shall, at the expiration of the term, deliver the Leased Premises in good order and condition, damages by fire or casualty, the elements and ordinary wear and tear excepted. Tenant covenants and agrees that it shall not cause or permit any waste, damage or disfigurement to the Leased Premises, or any overloading of the floors. Tenant shall maintain and make all repairs to the floor surface, plumbing and electrical systems (including all ballasts and fluorescent fixtures) and the entire HVAC system located within the Leased Premises. Landlord shall be responsible for repairs necessary to the roof, exterior and load-bearing walls, and electric and plumbing systems to the point where they enter the Leased Premises, unless repair is necessitated by any act of Tenant, or its agents, employees or contractors. If, however, any repair or maintenance is required due to the acts or omissions of Landlord, its agents, contractors or employees, Landlord will promptly repair the damage, the cost of such repair to be at Landlord’s expense. Landlord will maintain and repair all other portions of the Office Park of which the Building is a part in a proper operating and reasonably safe condition.

7.2   The Tenant shall, at its own cost and expense, pay all metered utility and service charges, including gas and electric servicing the Leased Premises. Landlord shall have the option to install, at its own cost, a separate water meter and invoice Tenant directly for its water usage. The Tenant agrees to maintain all leased areas at a minimum temperature of 45 degrees, excluding cold rooms or other rooms specifically designed for a lower temperature, to prevent the freezing of domestic water and sprinkler pipes. Tenant shall not store any items outside the Leased Premises, and shall deliver its garbage and recyclables to the central receiving area on the lot. Tenant shall dispose of all hazardous/medical waste with an approved hauler at its own cost.

7.3   Landlord shall provide the following during the term of this Lease:

(a)                          Cooperate with all utility companies providing water, gas and electrical service to the point where they enter the Leased Premises for Tenant’s permitted uses;

(b)                         Extermination and pest control when necessary;

(c)                          24-hour access to the Leased Premises;

(d)                         Maintain the fire sprinkler system; and

(e)                          Maintain the common areas of the Office Park, in a manner similar to other office parks in the area, with the cost to be passed on to Tenant as set forth in Paragraph 8.

7.4   Landlord does not warrant that any services Landlord or any public utilities supply will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements or any other reasons beyond the reasonable control of Landlord. If, however, in the event of an interruption of service or supply which is either within or outside of Landlord’s control, Tenant is unable to conduct its business in the Leased Premises for a period of thirty (30) days, or a total of sixty (60) days in a ninety (90) day period, then the rent payable hereunder shall abate until such condition is remedied.

8.                         COMMON AREA EXPENSES, TAXES AND INSURANCE

8.1   The Tenant shall pay to the Landlord, monthly, as Additional Rent an amount equal to Tenant’s proportionate share of the cost of the following items (“Common Area Expenses”). The cost for capital improvements to the Building or Office Park shall not be included in Common Area Expenses. Tenant’s share of the Common Area Expenses shall be known as its “Proportionate Share.”

(a)                          The costs incurred by the Landlord for real estate taxes and the operation, maintenance or repair of the following items in the Office Park;

(1)	lawns and landscaping;

(2)	water and standby sprinkler charges;

(3)	exterior lighting;

(4)	exterior sewer lines;

(5)	exterior utility lines;

(6)	repair and maintenance of any signs serving the Office Park;

(7)	snow removal;

(8)	normal garbage disposal and recycling;

(9)	general ground maintenance;

(10)	parking lot, driveways and walkways;

(11)	maintenance contracts for the roof;

(12)	pest control;

(13)	central station monitoring for fire sprinkler system; and

(14)	other ordinary maintenance expenses normally incurred by Landlord relating to the Building and common areas of the Office Park;

(b)                         The cost of the annual insurance premiums charged to the Landlord for insurance coverage which insure the buildings in the Office Park. The insurance shall be for the full replacement value of all insurable improvements with any customary extensions of coverage including, but not limited to, vandalism, malicious mischief, sprinkler damage and comprehensive liability, and insurance for one year’s rent. The Landlord shall maintain said insurance in effect at all times hereunder. Any increase in the insurance premiums due to a change in rating of the Building which is solely attributable to Tenant’s use, or due to special Tenant equipment, shall be paid entirely by the Tenant. Tenant expressly acknowledges that Landlord shall not maintain insurance on Tenant’s furniture, fixtures, machinery, inventory, equipment or other personal property. Tenant shall at all times, at its own cost and expense, carry sufficient “All Risk” property insurance on a replacement cost basis to avoid any coinsurance penalties in applicable policies on all of Tenant’s furniture, furnishings, fixtures, machinery, equipment and installations as well as on any alterations or improvements made to the Leased Premises by Tenant at its own cost and expense subsequent to the Commencement Date. Such coverage is to include property undergoing additions and alterations, and shall cover the value of equipment and supplies awaiting installations. On an annual basis, Tenant shall furnish Landlord with certificates of the existence of such insurance; and

(c)                          The real estate and personal property taxes assessed against the Office Park for land, building and improvements, along with any levy for the installation of local improvements affecting the Office Park assessed by any governmental body having jurisdiction thereof. The real estate tax obligation of the Tenant shall include any tax or imposition for parking log usage that may be levied by any governmental body having jurisdiction thereof. In addition to its Proportionate Share of the above items, Tenant shall pay directly all real estate taxes assessed by the municipality on its Tenant improvements; and

(d)                         A management fee of three (3%) percent of the Tenant’s Base Rent.

8.2   Tenant’s Share of Common Area Expenses for any calendar year, part of which falls within the term of this Lease and part of which does not, shall be appropriately prorated. Tenant shall not be obligated to pay any part of (1) any taxes on the income of the Landlord or the holder of an underlying mortgage and any taxes on the income of the lessor under any underlying lease, (2) any corporation, unincorporated business or franchise taxes, (3) any estate gift, succession or inheritance taxes, (4) any capital gains, mortgage recording or transfer taxes, (5) any taxes or assessments attributable to any sign attached to, or located on, the Building or the land, or (6) any similar taxes imposed on the Landlord, the holder of any underlying mortgage or the lessor under any underlying lease.

8.3   During the first year of the lease term, the Tenant shall pay $3.00 per square foot as its Proportionate Share. For each subsequent calendar year of the Term, Landlord shall provided Tenant with Landlord’s estimate of the Tenant’s Proportionate Share by February 28th. Within ninety (90) days of the expiration of each calendar year of the Term, the Landlord shall furnish to Tenant a detailed breakdown of the actual Common Area Expenses. Tenant shall have the right, within sixty (60) days of receipt of the breakdown, and during normal business hours, to examine Landlord’s books and records with respect to the Common Area Expenses. In the event Tenant’s Proportionate Share shall be greater than the aggregate paid by the Tenant during the prior period, Tenant shall pay any difference, in one lump sum within thirty (30) days after demand. In the event Tenant shall have overpaid its Proportionate Share, any such overage shall be applied to the Common Area Expenses prospectively due under the Lease. This procedure shall be followed during each year of the lease term, and at the expiration of the Lease, any overage or underage shall be credited or paid after computation by the Landlord, which obligation of Landlord and Tenant shall survive the expiration of the lease term.

8.4   If at any time during the term of this lease the method or scope of taxation prevailing at the commencement of the lease term shall be altered, such substituted tax or imposition shall be payable and discharged by the Tenant in the manner required pursuant to the law which shall authorize such change.

8.5   The Tenant covenants and agrees that it will, at its sole cost and expense, carry liability insurance covering the Leased Premises in the minimum amount of $1,000,000.00 per accident for one (1) person, $3,000,000.00 per accident for two (2) or more persons, and a minimum amount of $300,000.00 for properly damage. The Tenant shall add the Landlord as an additional insured on such policy and will furnish Landlord with a certificate of said liability insurance prior to the Commencement Date and annually thereafter. The certificate shall contain a clause that the policy will not be canceled except on ten (10) days written notice to the Landlord.

8.6   The parties covenant and agree that the insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against the Landlord or Tenant. Landlord and Tenant each waives all right of recovery against the other, its agents or employees for any loss, damage or injury of any nature whatsoever to property or person for which the waiving party is required by this Lease to carry insurance.

9.                         SIGNS

Landlord will provide a monument sign listing all of the tenants in the Office Park. At its sole expense, the Tenant shall have the right to install on the entrance door to the Leased Premises, only such signs as are required by Tenant for the purpose of identifying the Tenant.

10.                   ASSIGNMENT AND SUBLETTING

10.1   The Tenant may not assign or sublet the Leased Premises without Landlord’s consent, which shall not be unreasonably withheld. Tenant shall advise the Landlord in writing, by certified mail, return receipt requested of its desire to assign or sublease and Landlord shall have forty-five (45) days from receipt of such notice to notify Tenant whether it rejects or consents to the assignment or sublease, or elects to re-capture pursuant to the following. Landlord shall also have the option to elect to re-capture the Leased Premises and terminate the Lease. If Landlord elects to recapture the Leased Premises, Tenant shall surrender the Leased Premises no later than ninety (90) days after Landlord’s written notice of its election to recapture.

10.2   The Landlord’s consent shall not be required and the terms and conditions of Paragraph 10.1 shall not apply as to Landlord’s right to recapture if the Tenant assigns or subleases the Leased Premises to a parent, subsidiary, affiliate or a company into which Tenant is merged or with which Tenant is consolidated, or to the purchaser of all or substantially all of the assets of Tenant.

10.3   In connection with any permitted assignment or subletting, (i) the Tenant shall pay monthly to the Landlord fifty (50%) percent of any increment in rent received by Tenant per square foot over the rent then in effect during the year of the assignment or subletting, which payment shall be made monthly together with the required rent hereunder; and (ii) if Tenant receives any consideration or value for such assignment or subletting, Landlord shall be paid fifty (50%) percent of any such consideration or value within ten (10) days after receipt of the same by Tenant. As a condition hereunder, Tenant warrants and represents to Landlord that it will furnish to Landlord a copy of all pertinent documents with respect to any such assignment or subletting so as to establish Tenant’s obligation to Landlord hereunder.

10.4   In the event of any assignment or subletting permitted by the Landlord, the Tenant shall remain and be directly and primarily responsible for payment and performance of the within Lease obligations, and the Landlord reserves the right, at all times, to require and demand that the Tenant pay and perform the terms and conditions of this Lease. In the case of a complete recapture, Tenant shall be released from all further liability with respect to the recaptured space. No such assignment or subletting shall be made to any Tenant who shall occupy the Leased Premises for any use other than that which is permitted to the Tenant, or for any use which may be deemed inappropriate for the Building or extra hazardous, or which would in any way violate applicable laws, ordinances or rules and regulations of governmental boards and bodies having jurisdiction.

11.                   FIRE AND CASUALTY

11.1   In case of any damage to or destruction of any portion of the building of which the Leased Premises is a part by fire or other casualty occurring during the term of this Lease (or previous thereto), which shall render at least one-third (1/3rd) of the floor area of the Leased Premises or the building untenantable or unfit for occupancy, which damage cannot be repaired within one hundred eighty (180) days from the happening of such casualty, using reasonable diligence (“Total Destruction”) then the term hereby created shall, at the option of the Landlord, upon written notice to the Tenant within fifteen (15) days of such fire or casualty, cease and become null and void from the date of such Total Destruction. In such event the Tenant shall immediately surrender the Leased Premises to the Landlord and this Lease shall terminate. The Tenant shall only pay rent to the time of such Total Destruction. However, in the event of Total Destruction if the Landlord shall elect not to cancel this Lease within the 15-day period, the Landlord shall repair and restore the same to substantially the same condition as it was prior to the damage or destruction, with reasonable speed and dispatch. The rent shall not be accrued after said damage or while the repairs and restorations are being made, but shall recommence immediately after the premises are restored as evidenced by the issuance of a CO/CA by municipal authorities. In any case where Landlord must restore, consideration shall be given for delays under the Force Majeure paragraph in this Lease. Whether or not this Lease has been terminated as a result of a casualty, in every instance, all insurance proceeds payable as a result of damage or destruction to the Building shall be paid to Landlord as its sole and exclusive property.

11.2   In the event of any other casualty which shall not be tantamount to Total Destruction the Landlord shall repair and restore the Building and the Leased Premises to substantially the same condition as they were prior to the damage or destruction, with reasonable speed and dispatch. The rent shall abate or shall be equitably apportioned as to any portion of the Leased Premises which shall be unfit for occupancy by the Tenant, or which cannot be used by the Tenant to conduct its business. The rent shall recommence immediately upon restoration of the Leased Premises as evidenced by the issuance of a CO/CA by municipal authorities.

11.3   In the event of any casualty caused by an event which is not covered by Landlord’s insurance policy, the Landlord may elect to treat the casualty as though it had insurance or it may terminate the Lease. If it treats the casualty as though it had insurance then the provisions of this paragraph shall apply. The Landlord shall serve a written notice upon the Tenant within fifteen (15) days of the casualty specifying the election which it chooses to make.

11.4   In the event the Landlord rebuilds, the Tenant agrees, at its cost and expense, to forthwith remove any and all of its equipment, fixtures, stock and personal property in order to permit Landlord to expedite the construction. The Tenant shall assume at its sole risk the responsibility for damage to or security of such fixtures and equipment in the event that any portion of the building area has been damaged and is not secure.

12.                   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

12.1   (a)                               The Tenant agrees that upon acceptance and occupancy of the Leased Premises, it will, at its own cost and expense, comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments arising from the operations of Tenant at the Leased Premises. The Tenant also agrees that it will not commit any nuisance or excessive noise, and will dispose of all garbage and waste in connection with its operations so as to avoid unreasonable emissions of dirt, fumes, odors or debris.

(b)                         The Tenant agrees, at its own cost and expense, to comply with such regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the Leased Premises, and the Board of Fire Underwriters, in connection with Tenant’s use and occupancy of the Leased Premises.

12.2   In case the Tenant shall fail to comply with all material provisions of the aforesaid statutes, ordinances, rules orders, regulations and requirements then the Landlord may, after ten (10) days notice (except for emergency repairs, which may be made immediately), enter the Leased Premises and take any reasonable actions to comply with them, at the cost and expense of the Tenant. The cost thereof shall be added to the next month’s rent and shall be due and payable as such, or the Landlord may deduct the same from the balance of any sum remaining in the Landlord’s hands. This provision is in addition to the right of the Landlord to terminate this Lease by reason of any default on the part of the Tenant. However, in the event that all necessary repairs are made by Tenant, the initial failure to comply with the aforesaid laws and regulations shall not constitute an event of default.

12.3   Tenant expressly covenants and agrees to indemnify, defend and save the Landlord harmless against any claim, damage, liability, cost, penalties, or fines which the Landlord may suffer as a result of air, ground or water pollution caused by the Tenant in its use of the Leased Premises. The Tenant covenants and agrees to notify the Landlord immediately of any claim or notice served upon it with respect to any claim that the Tenant is causing air, ground or water pollution; and the Tenant shall take immediate steps to halt, remedy or cure any pollution of air, ground or water caused by the Tenant by its use of the Leased Premises.

12.4   Tenant expressly covenants and agrees to fully comply with the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et seq.) “ISRA”, and its regulations, prior to the termination of the Lease or at any time that any action of the Tenant triggers the applicability of ISRA. In particular, the Tenant agrees that it shall comply with the provisions of ISRA in the event of any “closing, terminating or transferring” of Tenant’s operations, as defined by and in accordance with the regulations, In the event evidence of such compliance is not delivered to the Landlord prior to surrender of the Leased Premises by the Tenant to the Landlord, it is understood and agreed that the Tenant shall be liable to pay to the Landlord an amount equal to two times the Base Rent then in effect, together with all applicable Additional Rent from the date of such surrender until such time as evidence of compliance with ISRA has been delivered to the Landlord, and together with any costs and expenses incurred by Landlord in enforcing Tenant’s obligations under this paragraph. Evidence of compliance, as used herein, shall mean a “letter of non-

applicability” issued by the New Jersey Department of Environmental Protection (“NJDEP”), an approved “negative declaration” or a “remediation action plan” which has been fully implemented and approved by NJDEP, or other equivalent document as may then be prescribed by applicable regulations. Evidence of compliance shall be delivered to the Landlord, together with copies of all submissions made to the NJDEP, including all environmental reports, test results and other supporting documentation. In addition to the above, Tenant agrees that it shall cooperate with Landlord in the event ISRA is applicable to any portion of the property of which the Leased Premises are a part. In such case, Tenant agrees that it shall fully cooperate with Landlord in connection with any information or documentation which may be requested by the NJDEP. In the event that any remediation of the Property is required in connection with the conduct by Tenant of its business at the Leased Premises, Tenant expressly covenants and agrees that it shall be responsible for that portion of the remediation which is attributable to the Tenant’s operation. Tenant hereby represents and warrants that its Standard Industrial Classification No. is 8731, and that Tenant shall not generate, manufacture, refine, transport, treat, store, handle or dispose of “hazardous substances” as the same are defined under ISRA and the regulations promulgated pursuant thereto, except in strict compliance with all governmental rules, regulations and procedures. Tenant hereby agrees that it shall promptly inform Landlord of any change in its SIC number and obtain Landlord’s consent for any change in the nature of the business to be conducted in the Leased Premises. The within covenants shall survive the expiration or earlier termination of the lease term.

12.5   Landlord represents and warrants to Tenant that it has no knowledge of any substance, chemical, or waste on the Property that is identified as hazardous, toxic, or dangerous (collectively, “Substance”) in any applicable federal, state, or local law or regulation. Tenant will not introduce or use any Substance within the Building or Office Park in violation of any applicable law. Landlord will have sole responsibility for the identification, investigation, monitoring, and remediation and/or cleanup of any Substance discovered at the Building or Office Park unless the presence or release of the Substance is caused by the activities of Tenant.

12.6   Landlord represents and warrants, to the best of its knowledge, to Tenant that the Office Park, and all improvements located thereon, are in substantial compliance with building, life/safety, disability and other laws, codes and regulations of applicable governmental authorities.

13.                   INSPECTION BY LANDLORD

The Tenant agrees that the Landlord shall have the right to enter into the Leased Premises at all reasonable hours for the purpose of examining the same upon reasonable advance notice of not less than twenty-four (24) hours (except in the event of emergency), or to make such repairs as are necessary. Any repair shall not unduly interfere with Tenant’s use of the Leased Premises.

14.                   DEFAULT BY TENANT

14.1   Each of the following shall be deemed a default by Tenant and a breach of this Lease:

(a)	(1)

filing of a petition by the Tenant for adjudication as a bankrupt, or for reorganization, or for an arrangement under any federal or state statute, except in a Chapter 11 Bankruptcy where the rent and Additional Rent stipulated herein is being paid and the terms of the Lease are being complied with;

	(2)	dissolution or liquidation of the Tenant;

(3)

appointment of a permanent receiver or a permanent trustee of all or substantially all of the property of the Tenant, if such appointment shall not be vacated within sixty (60) days, provided the rent and Additional Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said sixty (60) day period;

(4)

taking possession of the property of the Tenant by a governmental officer or agency pursuant to statutory authority for dissolution, rehabilitation, reorganization or liquidation of the Tenant if such taking of possession shall not be vacated within sixty (60) days, provided the rent and Additional Rent stipulated herein is being paid and the terms of the Lease are being complied with, during said sixty (60) day period;

	(5)	making by the Tenant of an assignment for the benefit of creditors;

	(6)	abandonment, desertion or vacation of the Leased Premises by the Tenant; and

	(7)	failure of the Tenant to move into or take possession of the Leased Premises within fifteen (15) days of the Commencement Date.

(b)                         Default in the payment of the rent or Additional Rent herein reserved or any part thereof, which continues for ten (10) days. For the first instance of overdue Rent or Additional Rent in any twelve (12) month period, Landlord shall provide notice to Tenant and an additional ten (10) days to cure.

(c)                          A default in the performance of any other covenant or condition which this Lease requires the Tenant to perform, for a period of fifteen (15) days after notice. However, no default on the part of Tenant shall be deemed to exist if it diligently commences efforts to rectify same and Landlord is indemnified against loss or liability arising from the default.

14.2   In the event of any default set forth above, Landlord may serve written notice upon the Tenant electing to terminate this Lease upon a specified date not less than ten (10) days after the date of serving such notice and this Lease shall then expire on the date so specified as if that date had been originally fixed as the expiration date of the term herein granted.

14.3   In case this Lease shall be terminated due to Tenant’s default as set forth above, Landlord or its agents may, immediately or any time thereafter, re-enter and resume possession of the Leased Premises or such part thereof, and remove all persons and property therefrom, either by summary proceedings or a suitable action or proceeding at law, without being liable for any damages therefor. No re-entry by Landlord shall be deemed an acceptance of a surrender of this Lease. However, if the Tenant is in default and moves out, or is dispossessed, and fails to remove any property, machinery, equipment and fixtures or other property within ten (10) days of the date Landlord sends a written notice to the last known address of the Tenant, then the property, machinery, equipment and fixtures or other property left at the Leased Premises shall, at the option of the Landlord, be conclusively presumed to be abandoned and may be disposed of by the Landlord without accounting to Tenant for any of the proceeds, or the Landlord may remove such property and charge the reasonable cost and expense of removal and storage to the Tenant before disposing of such property. The Tenant shall be liable for any damage that it causes in the removal of said property from the Leased Premises.

14.4   In case this Lease shall be terminated, due to Tenant’s default as set forth above Landlord may re-let the whole or any portion of the Leased Premises for any period equal to or greater or less than the remainder of the then current term, for any sum which it may deem reasonable, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate. In connection with any such lease, Landlord may make such changes in the character of the improvements on the Leased Premises as Landlord may determine to be appropriate or helpful in effecting such lease and may grant concessions or free rent. Landlord shall make reasonable efforts to re-let the Leased Premises. Landlord shall not in any event be required to pay Tenant any sums received by Landlord on such re-letting of the Leased Premises.

14.5   In the event this Lease is terminated due to Tenant’s default as set forth above, and whether or not the Leased Premises be re-let, Landlord shall be entitled to recover from the Tenant all rent due and all expenses, including reasonable counsel fees, incurred by Landlord in recovering possession of the Leased Premises, and all reasonable costs and charges for the care of the Leased Premises while vacant, which damages shall be due at such time as they are incurred by Landlord; and all other damages set forth in this Paragraph 14 and in Paragraph 15. Without any previous notice or demand, separate actions may be maintained by Landlord against Tenant from time to time to recover any damages which have become due and payable to the Landlord without waiting until the end of the term.

15.                   LIABILITY OF TENANT FOR DEFICIENCY

In the event that the relation of the Landlord and Tenant terminates by reason of:

(a)             a default by the Tenant and the re-entry of the Landlord as permitted herein;

(b)            by the ejectment of the Tenant by summary proceedings or other judicial proceedings;

(c)             after the abandonment of the Leased Premises by the Tenant, it is hereby agreed that the Tenant shall remain liable to pay in monthly payments the rent and any other charges which shall accrue. The Tenant expressly agrees to pay a portion of Landlord’s damages for such breach of this Lease the difference between the Rent herein and the rent received, if any, by the Landlord, during the remainder of the unexpired term.

16.                   NOTICES

All notices required by this Lease shall be given either by certified mail, return receipt requested, or overnight courier, or personal delivery with receipt, at the address set forth on the first page of this Lease, and/or such other place as the parties may designate in writing, with a copy, in the case of Tenant, to Price, Meese, Shulman & D’Aiminio, P.C., Mack-Cali Corporate Center, 50 Tice Boulevard, Third Floor, Woodcliff Lake, New Jersey 07677, Attention: Michael K. Breen, Esq.

17.                   NON-WAIVER BY LANDLORD

The failure of Landlord to insist upon the strict performance of any of the terms of this Lease, or to exercise any option contained herein, shall not be construed as a waiver of any such term. Acceptance by Landlord of performance of anything required by this Lease to be performed, with the knowledge of the breach of any term of this Lease, shall not he deemed a waiver of such breach, nor shall acceptance of rent in a lesser amount than is due (regardless of any endorsement on any check, or any statement in any letter accompanying any payment of rent) be construed either as an accord and satisfaction or in any manner other than as payment on account of the earliest rent then unpaid by Tenant. No waiver by Landlord of any term of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.

18.                   RIGHT OF TENANT TO MAKE ALTERATIONS AND IMPROVEMENTS

The Tenant may not make alterations, additions or improvements to the Leased Premises, or change the door locks or window coverings, or in any way alter access to the Leased Premises without the consent of the Landlord. Landlord agrees to review any alterations, additions, or improvements proposed by Tenant within fifteen (15) days of receipt of plans and specifications, and advise Tenant of its decision. Any approval given is not intended to subject the Landlord’s property to liability under any lien law. Tenant shall be responsible for obtaining at its own cost and expense all licenses, permits and approvals that may be required by any governmental entity having jurisdiction over the approved alterations, additions and/or improvements. Tenant shall furnish to Landlord as-built drawings of any alterations, additions or improvements which are made. Notwithstanding the foregoing, Landlord’s consent shall not be required for any interior, non-structural, non-mechanical alteration for which, in each instance, (i) the cost of performing does not exceed $5,000.00, and (ii) does not require a Building Permit.

19.                   NON-LIABILITY OF LANDLORD

Tenant agrees to assume all risk of damage to its property, equipment and fixtures occurring in or about the Leased Premises, whatever the cause of such damage or casualty, except when caused by the Landlord’s gross negligence or willful misconduct. Landlord shall not be liable for any damage or injury to property or person caused by or resulting from steam, electricity, gas, water, rain, ice or snow, or any leak or flow from or into any part of the building, or from any damage or injury resulting or arising from any other cause or happening whatsoever, except when caused by the Landlord’s gross negligence or willful misconduct.

20.                   RESERVATION OF EASEMENT

Landlord reserves the right, easement and privilege to enter on the Leased Premises in order to install, at its own cost and expense, any utility lines and services in connection therewith as may be required by the Landlord. It is understood and agreed that if such work as may be required by Landlord requires any interior installation, or displaces any exterior paving or landscaping, the Landlord shall at its own cost and expense, restore such items, to substantially the same condition as they were before such work. The Landlord covenants that the foregoing work shall not unreasonably interfere with the normal operation of Tenant’s business.

21.                   STATEMENT OF ACCEPTANCE

Upon the delivery of the Leased Premises to the Tenant the Tenant covenants and agrees that it will furnish to Landlord a statement which shall set forth the Date of Commencement and the Date of Expiration of the lease term.

22.                   FORCE MAJEURE

Except for the obligation of the Tenant to pay Rent and other charges, the period of time during which the Landlord or Tenant is prevented from performing any act required to be performed under this Lease by reason of fire, catastrophe, strikes, lockouts, civil commotion, weather conditions, acts of God, government prohibitions or preemptions or embargoes, inability to obtain material or labor by reason of governmental regulations, the act or default of the other party, or other events beyond the reasonable control of Landlord or Tenant, as the case may be, shall be added to the time for performance of such act.

23.                   STATEMENTS BY LANDLORD AND TENANT

Landlord and Tenant agree at any time and from time to time upon not less than five (5) business days prior notice from the other to execute, acknowledge and deliver to the party requesting same, a statement in writing, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that it is not in default (or if claimed to be in default, stating the amount and nature of the default) and specifying the dates to which the Rent and other charges have been paid in advance.

24.                   CONDEMNATION

24.1   If due to condemnation, (i) more than fifteen (15%) percent of the Leased Premises is taken or rendered untenantable, or (ii) more than twenty-five (25%) percent of the ground is taken (including parking areas, but excluding front, side and rear set back areas) and, in Landlord’s reasonable opinion, said taking unreasonably or unduly interferes with the use of the Leased Premises, the lease term created shall terminate from the date when the authority exercising the power of eminent domain takes or interferes with the use of the Property. The Tenant shall be responsible for the payment of Rent until the time of surrender. In any event, no part of the Landlord’s condemnation award shall be claimed by the Tenant. Without diminishing Landlord’s award, the Tenant shall have the right to make a claim against the condemning authority for such independent claim which it may have.

24.2   In the event of any partial taking which would not be cause for termination of the Lease, or in the event of any taking in excess of the percentages provided above and Tenant retains the balance of the Leased Premises remaining after such taking, then the Rent shall abate in an amount to be mutually agreed upon between the Landlord and Tenant based on the relationship that the character of the property prior to the taking bears to the property which shall remain after the condemnation. The Landlord shall, to the extent permitted by applicable law and as the same may be practicable, promptly make such repairs and alterations in order to restore the Building and/or improvements to a usable condition to the extent of any condemnation award received by Landlord.

25.                   LANDLORD’S REMEDIES

25.1   The rights and remedies given to the Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by the Landlord, shall be deemed to be in exclusion of any of the others.

25.2   In addition to any other legal remedies for violation or breach of this Lease by the Tenant or by anyone holding or claiming under the Tenant such violation or breach shall be restrainable by injunction at the suit of the Landlord.

25.3   No receipt of money by the Landlord from any receiver, trustee or custodian or debtors in possession shall reinstate, or extend the term of this Lease or affect any notice theretofore given to the Tenant, or to any such receiver, trustee, custodian or debtor in possession, or operate as a waiver or estoppel of the right of the Landlord to recover possession of the Leased Premises for any of the causes therein enumerated by any lawful remedy; and the failure of the Landlord to enforce any covenant or condition by reason of its breach by the Tenant shall not be deemed to void or affect the right of the Landlord to enforce the same covenant or condition on the occasion of any subsequent default or breach.

26.                   QUIET ENJOYMENT

The Landlord covenants that the Tenant, on paying the Rent and performing the covenants and conditions contained in this Lease, may peaceably and quietly have, hold and enjoy the Leased Premises, in the manner of a multi-tenanted building, for the Lease term.

27.                   SURRENDER OF PREMISES

On the last day, or earlier permitted termination of the Lease, Tenant shall quit and surrender the Leased Premises in good and orderly condition and repair (reasonable wear and tear, and damage by fire or other casualty excepted) and shall deliver and surrender the Leased Premises to the Landlord peaceably, together with all Tenant Improvements. The Landlord reserves the right, however, to require the Tenant at its cost and expense to remove any alterations or improvements installed by the Tenant, and restore the Leased Premises to its original state, normal wear and tear excepted. Prior to the expiration of the Lease term the Tenant shall remove all of its tangible property, fixtures and equipment from the Leased Premises. All property not removed by Tenant shall be deemed abandoned by Tenant, and Landlord reserves the right to charge the reasonable cost of such removal and disposal to the Tenant. If the Leased Premises are not surrendered at the end of the Lease term, the Tenant shall be liable for double rent under N.J.S.A. 2A:42-6, and Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises, including, without limitation any claims made by any succeeding tenant founded on the delay, and any loss of income suffered by Landlord. These covenants shall survive the termination of the Lease.

28.                   INDEMNITY

Landlord indemnifies and agrees to defend Tenant against and holds Tenant harmless from any and all costs (including reasonable attorney’s fees) and claims of liability or loss which arise out of Landlord’s ownership, use, and occupancy of the Office Park or Building. The indemnity obligations under this Section will survive termination of this Lease Agreement.

Anything in this Lease to the contrary notwithstanding, and without limiting the Landlord and/or Tenant’s obligation to provide insurance hereunder, the Landlord and/or Tenant covenants and agrees that it will indemnify, defend and save harmless the Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including without limitation reasonable attorneys’ fees, which may be imposed upon or incurred by Landlord and/or Tenant by reason of any of the following occurring during the term of this Lease:

(a)             Any matter, cause or thing arising out of Landlord and/or Tenant’s use, occupancy, control or management of the Leased Premises and any part thereof.

(b)            Any negligence on the part of the Landlord and/or Tenant or any of its agents, employees, licensees or invitees, arising in or about the Leased Premises.

(c)             Any failure on the part of Landlord and/or Tenant to perform or comply with any of its covenants, agreements, terms or conditions contained in this Lease.

Landlord and/or Tenant shall promptly notify the other of any such claim asserted against it and shall promptly send to the other copies of all papers or legal process served upon it in connection with any action or proceeding brought against Landlord and/or Tenant.

29.                   BIND AND CONSTRUE CLAUSE

The terms, covenants and conditions of this Lease shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective heirs, successors and assigns. If any one of the provisions of this Lease shall be held to be invalid by a court of competent jurisdiction, such adjudication shall not affect the validity or enforceability of the remaining portions of this Lease. The parties each acknowledge to the other that this Lease has been drafted by both parties, after consultation with their attorneys, and in the event of any dispute, the provisions are not to be interpreted against either party as the drafter of the Lease.

30.                   INCLUSIONS

The neuter gender when used herein, shall include all persons and corporations, and words used in the singular shall include words in the plural where the text of the instrument so requires.

31.                   DEFINITION OF TERM “LANDLORD”

When the term “Landlord” is used in this Lease it shall be construed to mean and include only the entity which is the owner of title to the building. Upon the transfer by the Landlord of the title, the Landlord shall advise the Tenant in writing by certified mail, return receipt requested, of the name of the Landlord’s transferee, in such event, the Landlord shall be automatically freed and relieved from and after the date of such transfer of title of all personal liability with respect to the performance of any of the covenants and obligations on the part of the Landlord herein contained to be performed, provided any such transfer and conveyance by the Landlord is expressly subject to the assumption by the transferee of the obligations of the Landlord hereunder.

32.                   COVENANTS OF FURTHER ASSURANCES

If, in connection with obtaining financing for the improvements on the Leased Premises, the mortgage lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or refuse its consent thereto, provided that such modifications do not in Tenant’s reasonable judgment increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s use and enjoyment of the Leased Premises.

33.                   COVENANT AGAINST LIENS

Tenant agrees that it shall not encumber, or permit to be encumbered, the Leased Premises or the fee thereof by any lien, charge or encumbrance, and Tenant shall have no authority to mortgage or hypothecate this Lease in any way whatsoever. Any violation of this Paragraph shall be considered a breach of this Lease.

34.                   SUBORDINATION

This Lease shall be subject and subordinate at all times to the lien of any mortgages or ground leases or other encumbrances now or hereafter placed on the land, Building and Leased Premises without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. However, Tenant agrees to execute such further documents evidencing the subordination of the Lease to the lien of any mortgage or ground lease as shall be desired by Landlord within five (5) business days. Tenant appoints Landlord the attorney in fact of the Tenant irrevocably, to execute and deliver any such instrument or instruments for and in the name of Tenant, with a copy of the signed document sent to Tenant and Tenant’s legal advisor.

35.                   EXCULPATION OF LANDLORD

The Landlord’s principals shall not have any personal obligation for the payment of any indebtedness or for the performance of any obligation under this Lease. The performance of Landlord’s obligations expressed herein may be enforced only against the assets of Landlord known as 1000 Eastpark Boulevard, 2000 Eastpark Boulevard (a/k/a the Building), 3000 Eastpark Boulevard, and the land of which the Leased Premises are apart, and the rents, issues, and profits thereof. The Tenant agrees that no deficiency judgment or other judgment for money damages shall be entered by it against the Landlord’s principals personally in any action. Notwithstanding anything to the contrary set forth in this Lease, it is specifically understood and agreed by Landlord that there shall be absolutely no personal liability on the part of Tenant or on the part of the partners of Tenant with respect to any of the terms, covenants, and conditions of this Lease, and Landlord shall look solely to the equity, if any, of Tenant in the event of any breach by Tenant of any of the terms, covenants, and conditions of this Lease to be performed by Tenant; such exculpation of personal liability to be absolute and without any exception whatsoever.

36.                   NET RENT

It is the intent of the Landlord and Tenant that this Lease shall yield, net to Landlord, the Base Rent specified and all Additional Rent and charges in each month during the term of the Lease, and that all costs, expenses and obligations of every kind relating to the Leased Premises shall be paid by the Tenant, unless expressly assumed by the Landlord.

37.                   SECURITY

Upon execution of this Lease, the Tenant shall deposit with the Landlord two (2) months Base Rent ($27,200.00) as security for the full and faithful performance of its obligations under this Lease. Upon termination of this Lease, and providing the Tenant is not in default hereunder and has performed all of the conditions of this Lease, the Landlord shall return the security deposit to the Tenant within thirty (30) days. Tenant covenants and agrees that it will not assign, pledge, hypothecate, mortgage or otherwise encumber the security during the term of this Lease. It is expressly understood and agreed that the Landlord shall not be required to segregate the security.

38.                   BROKERAGE

The parties mutually represent to each other that Insignia/ESG is the only broker who negotiated and consummated the within transaction, and that neither party dealt with any other broker in connection with the Lease. In the event either party violates this representation, it shall indemnify, defend and hold the other party harmless from all claims and damages. It is agreed that the Landlord shall be responsible, at its sole cost and expense, to pay the brokerage commission in connection with this Lease.

39.                   LATE CHARGES

In addition to any other remedy, a late charge of one and one-half (1-1/2%) percent per month, retroactive to the date Rent was due, shall be due and payable, without notice from Landlord, on any portion of Rent or other charges not paid within five (5) days of the due date.

40.                   PRESS RELEASES

Subject to the prior written approval of Tenant (which shall not be unreasonably withheld), Landlord shall have the right to announce the execution of this Lease, the parties hereto, and the real estate brokers involved in such press releases as Landlord shall deem advisable. In addition, Tenant shall permit Landlord to use its name and photographs of the Leased Premises (all photographs being subject to Tenant’s prior consent) in Landlord’s marketing brochures and materials, and Tenant agrees to reasonably cooperate with Landlord in such regard, but at no cost or expense to Tenant.

41.                   WAIVER OF JURY TRIAL

Landlord and Tenant both irrevocably waive a trial by jury in any action or proceeding between them or their successors or assigns arising out of this Lease or any of its provisions, or Tenant’s use or occupancy of the Leased Premises. In any suit instituted by either Landlord or Tenant, including for the collection of rent or for possession of the Leased Premises, the losing party shall reimburse the prevailing party for all reasonable expenses incurred by the prevailing party in connection therewith, including, but not limited to, reasonable attorney’s fees.

42.                   LAWS OF NEW JERSEY

Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. The sole and exclusive venue for any dispute between the parties shall be in Middlesex County, New Jersey.

43.                   OPTION TO RENEW

Provided the Tenant is not in default hereunder, it has the right to renew the Lease, for one (1) five-year period, to commence at the end of the initial term of this Lease. The renewal shall be upon the same terms and conditions as contained in this Lease, except as follows:

(a)             The original Base Rent of $163,200.00 shall be increased by fifteen (15%) percent to $187,680.00 annually, which shall be payable monthly at the rate of $15,640.00.

(b)            The option of the Tenant to renew this Lease is expressly conditioned upon the Tenant delivering to the Landlord a notice, in writing, by certified mail, return receipt requested, one hundred twenty (120) days prior to the date fixed for termination of the original Lease term.

44.                   ADJACENT SPACE

The unit adjacent to the Leased Premises is currently vacant and consists of approximately 5,100 square feet of space (the “Adjacent Space”). During the Term, and prior to Landlord entering into substantive negotiations with any prospective tenant, Landlord shall provide notice to Tenant (the “Adjacent Space Offer”) consisting of an offer to lease the Adjacent Space under a specified rent and term (with all other terms and conditions being identical to this Lease). Tenant shall have ten (10) days to accept the Adjacent Space Offer, after which the Adjacent Space Offer shall expire. Tenant agrees to keep the terms of the Adjacent Space Offer strictly confidential. In the event that the Tenant, during the term of this Lease, enters into a further lease agreement whereby it rents the entire Adjacent Space, then the rent on these Leased Premises (2005 Eastpark Boulevard) shall decrease to $28.00/square foot, effective with the commencement date of the lease on the Adjacent Space. The minimum term for the leasing of this Adjacent Space shall be five (5) years.

IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.

EASTPARK AT 8A, a general partnership

Date:	12-9-02	By:	/s/ A. Joseph Stern
A. Joseph Stern, Partner

LINGUAGEN CORP.

Date:	12-11-02	By:	/s/ Richard C. Lufkin
Tenant